Exhibit 99

PRESS RELEASE – For Release:

April 23, 2003

CONTACT:

Sun Bancorp, Inc.	Sun Bancorp, Inc.
Robert J. McCormack	Sandra J. Miller
President & Chief Executive Officer	Executive Vice President &
570-523-4301	Chief Banking Officer
bmccormack@sunbankpa.com	570-523-4305
smiller@sunbankpa.com

Sun Bancorp, Inc. Completes Acquisition of

Mid-Penn Insurance Associates

Lewisburg, PA – Sun Bancorp, Inc. (NASDAQ: SUBI) today announced that it has completed the acquisition of Mid-Penn Insurance Associates, an independent insurance agency located in Sunbury, Pennsylvania.

Mid-Penn has 24 employees and offers a comprehensive line of personal and commercial insurance as well as employee benefits.  The company will continue to be led by Dan Geise, Cheryl Zellers and Chris Fellon, and all employees will be retained.  Mid-Penn is one of the largest agencies in the central Pennsylvania area.

“Mid-Penn Insurance is an excellent enhancement to our organization and is an ideal complement to our customer relationship management strategy.  It is the foundation agency upon which we will grow our insurance line of business,” commented Robert J. McCormack, president and chief executive officer of Sun Bancorp, Inc. and SunBank.

Terms of the agreement were not disclosed, however, management expects the acquisition to be accretive the first year.  Sun was advised by Marsh Berry & Company and the law firm Shumaker Williams.  Mid-Penn was advised by the law firm of Robert E. Diehl, Jr.

“We are excited about joining the Sun family,” stated Dan Geise of Mid-Penn Insurance. “Working with the Sun leadership team throughout the merger process has reinforced our belief that this partnership will benefit customers of Sun and Mid-Penn.”

Sun Bancorp, Inc., headquartered in Lewisburg, Pennsylvania, is a $1 billion financial holding company with 23 offices and over 45 ATMs in Luzerne, Lycoming, Snyder, Union, Clinton and Northumberland counties.  Sun Bancorp operates two bank trade names, SunBank and Guaranty Bank. Sun Bancorp also operates SunBank Wealth Management and Private Banking, Sun Investment Services, SunBank Dealer Center, Bank Capital Leasing, and is 30% owner in Sun Abstract & Settlement Services, LLC.  Sun has reached an agreement to acquire Steelton Bancorp, Inc. during the second quarter of 2003. Sun Bancorp, Inc. is traded on NASDAQ under the symbol “SUBI”. For more information, visit the company’s website at www.sunbankpa.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that increased demand or prices for the company’s financial services and products may not occur, changing economic, interest rate and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.